Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

ProPhase Labs, Inc.

We consent to the incorporation by reference in this Registration Statement of ProPhase Labs, Inc. on Form S-8 to be filed on or about April 26, 2017 of our report dated February 24, 2017, on our audits of the consolidated financial statements as of December 31, 2016 and 2015 and for each of the years in the three year period ended December 31, 2016, which report was included in the Annual Report on Form 10-K filed February 24, 2017.

/s/ EISNERAMPER LLP

Iselin, New Jersey
April 26, 2017